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ALCAN ALUMINIUM LIMITEE

1188, rue Sherbrooke Ouest  Adresse postale             Tel.: (514) 848-8000      LOGO
Montreal (Quebec) H3A 3G2   C.P. 6090                   Telec. : (514) 848-8115
Canada                      Montreal (Quebec) H3C 3A7   Telex: 05-25236
                            Canada                      Cable: Alcan
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EXHIBIT 10.17.:  FINANCIAL ARRANGEMENTS

                                                                16 February 2001

PERSONAL & CONFIDENTIAL

Mr. Jacques Bougie

Further to our discussions pertaining to your resignation as Chief Executive
Officer and Director of Alcan Aluminium Limited, please find hereunder the details of the agreed upon financial arrangements.

1.   EFFECTIVE DATE

     Even though your resignation took immediate effect on January 10th, 2001 your regular monthly compensation continues until 14 February. Effective 15
     February 2001, you will be considered a non-active employee as per the customary practices.

2.   SPECIAL BONUS

     The Board has awarded you a special bonus in the aggregate amount of US$3,962,140 in consideration of your extraordinary contribution to the Corporation over 20 years and, accrued but untaken vacation. This amount will be paid as follows:

     2.1  TRANSFER TO NON-ACTIVE PAYROLL (PART TO THE SPECIAL BONUS)

          Effective 15 February 2001, you will be transferred to the non-active payroll at a salary rate of US$33,333 per month (US$400,000 p.a.)
          until 1 August 2003, i.e. for a total of 29.5 months. The maximum total amount paid on the non-active payroll will be US$983,333.

          At any time during the non-active period (15 Feb. 2001 to 31 July
          2003) you may elect to stop these payments and be paid the remaining balance of the monthly payments in a lump sum. At the end of the non-active period, you will retire under the terms of the Alcan
          Pension Plan (APP) and the Alcan Supplemental Retirement Benefit Plan
          (ASRBP), but no later than 1 August 2003.

          In the event of death while still on the non-active payroll, the remaining unpaid balance of non-active payments will be paid as a lump sum to the beneficiary you designated under the Alcan Pension Plan.

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ALCAN ALUMINIUM LIMITEE

                                                                    [ALCAN LOGO]


                                                                16 February 2001


     2.2  A bonus of US$2,978,807 paid in a lump sum at the end of February
          2001. You may not elect to accelerate or defer the date of this payment.

          In the event of your death, prior to 31 January 2002, the amount of US$2,978,807 will be paid to the beneficiary you designated under the Alcan Pension Plan.

3.   IMPROVED PENSION

     As a further consideration to your past contribution to the Group the Board has increased your annual pension entitlement on 1 March 2001 (age 53,5833) by C$271,875. This additional pension is payable from Alcan's general revenues and is not subject to pension augmentations granted by the Company from time to time.

     You may elect to defer your pension commencement date but no later than your attainment of age 56. Should you make such an election, the amount of additional pension will be limited to the amount necessary to increase your regular pension benefit entitlement shown in your employment contract signed on 23 July 1999 (contract attached), under column "B" of Schedule B to C$950,000. At your pension commencement date, you will also receive a lump sum payment equal to the excess of (A) US$2,402,860 increased with interest at the rate of 6.25% p.a. from 1 March 2001 over (B) the actuarial value of the additional pension. The amount of additional pension may be commuted into a lump sum at any time up to age 56.

     In the event of death prior to your pension commencement date a lump sum of US$2,402,860 increased with interest at the rate of 6.25% p.a. from 1 March
     2001 will be paid to the beneficiary you designated under the Alcan Pension
     Plan. Upon your death after your pension commencement date, 60% of the amount of additional pension will be paid to your surviving spouse for her lifetime.

4.   OTHER REGULAR PAYMENTS

     --   EPA PAYMENT (PERIOD 1/1/00 TO 31/12/00)

          The amount has been determined by the Board in accordance with the rules of the Plan and will be paid at the end of February 2001. The amount payable is US$934,400, which will be converted into 23,250
          DSUs.

     --   EPA PAYMENT (PERIOD 1/1/01 TO 15/2/01)

          As provided under the Plan, an amount of US$106,250 representing 100% of the target bonus will be paid at the end of February 2001.

     --   MTIP PAYMENT (PERIOD 1/1/99 TO 31/12/00)

          As agreed, this program is deemed cancelled and no other payments are due or to be paid thereunder.


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ALCAN ALUMINIUM LIMITEE

                                                                            LOGO
5.   EMPLOYEE BENEFITS AND PERKS

     While on the non-active payroll for the purposes referred to above, the following miscellaneous benefits will continue to be available to you, but will be calculated, where applicable, on the specified reduced rate of compensation ($33,333 p.m.):

     --   Medical Plan
     --   Savings Plan
     --   Pension Plan (APP and ASRBP) - pension amount dealt with as referred to above (par. 3) Life Assurance Plan
     --   Perks (auto, club memberships, financial counseling)

     The following benefits cease on 15 February

     --   Eligibility for vacation accrual
     --   Eligibility for stock option
     --   Short and long-term disability programs

     Post retirement benefits normally available to all employees will be provided on retirement date.

6.   STATUS OF STOCK OPTIONS AND DEFERRED SHARE UNITS (DSUP)

     STOCK OPTIONS (OUTSTANDING OPTIONS)

     As you are eligible for retirement on 15 February 2001, the retirement provision of the Plan applies; that is, you may exercise any outstanding options on the earlier of 14 February 2006 (5 years) or to the end of the original period. All outstanding stock option loans for "A" options will be due and payable on the earlier of 14 February 2006 or on original maturity date. Furthermore, all waiting and holding periods are waived.

7.   DEFERRED SHARE UNIT PLAN (DSUP)

     While on the non-active payroll the provision of the Plan continues to apply. For purposes of the DSUP plan, you will be considered retired on the date you start receiving a pension from APP. Thus the distribution date of your accumulated DSUs will be at the end of the year following the year of retirement.

8.   RELEASE AND NON COMPETE AGREEMENTS

     The Board requests that you sign below to confirm your agreement with the foregoing as being the definitive settlement of all outstanding claims and rights of action which you may have against the Company and to confirm certain related undertakings on your part.

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ALCAN ALUMINIUM LIMITEE

                                                                            LOGO

On behalf of the Board of Directors, I thank you for your contribution and dedication to the Group and wish you every success in your future endeavors.

                                               /s/  John Evans
                                 -----------------------------------------------
                                                  John Evans
                                            Chairman of the Board

I accept the terms and conditions set in this letter and in consideration thereof:

1. I give the Company full and final discharge and release and hereby waive all claims and demands, including for damages and costs, actions and causes of actions whatsoever, whether contractual or non-contractual arising out of or in connection with the termination of my employment contract.

2. I acknowledge that my obligations with respect to the confidentiality of information regarding the Company and its business, affairs and assets shall remain binding and that I will not use any such information for the benefit of any party other than the Company.

3. I acknowledge that until December 31, 2002 I will not be entitled to act as an employee, director of or officer of, advisor to or material investor in any corporation, partnership, person or other entity which carries on any business which is materially competitive with the Company's principal lines of business. Entities with such materially competitive businesses include those in respect of which a substantial part of the assets or revenues relate to:

     (i) The mining or refining of bauxite, the production and sale of alumina or primary aluminum, the production and sale of aluminum products
          (such as can sheet, foil, litho sheet and other flat rolled products, wire and cable, castings and extrusions), the trading of aluminum or the production and sale of packaging products for tobacco, pharmaceutical, cosmetics, health care, food or beverage products.

     Since this paragraph 3 is intended to protect the interests of the Company and its shareholders, I understand that the Company, acting through its Board of Directors, will consider granting a waiver in respect of any opportunity I may have which would be in technical contravention of the foregoing but would not make my knowledge and wisdom with respect to the Company and its various businesses available to any entity which would be likely to have the opportunity to use same in a manner which would be materially detrimental to the interests of the Company or its shareholders.
     In this regard, I further confirm my understanding

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ALCAN ALUMINIUM LIMITEE

                                                                            LOGO

                                                                16 FEBRUARY 2001


     that should any such waiver be refused by the Company, I shall have the right to submit my request, in writing, with a copy of this letter agreement, to an independent third party who shall be, unless the Company and I otherwise agree, a retired judge of the Superior Court or Court of Appeal of the Province of Quebec. The third party shall take such steps as he or she considers reasonable to inform himself or herself as to the full nature of my request as well as the business and interests of the Company
     (including meeting with me and representatives of the Company should he or she consider it to be appropriate) provided that the decision shall be definitive and binding and rendered within no more then 14 days of the third party's acceptance to act in this matter. The expenses relating to the mandate of the third party shall be paid by the Company.

4.   For the purposes of the foregoing, the "Company" means Alcan Aluminium
     Limited as well as its subsidiaries, affiliates and joint ventures.




                                  /s/  Jacques Bougie
                              -----------------------------
                                       Jacques Bougie

Copies to:
Travis Engen
Gaston Ouellet


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